SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C. 20549


                               FORM 8-K

                            CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934


Date of Event Reported: May 4, 1994


                     PREMARK INTERNATIONAL, INC.
        (Exact name of registrant as specified in its charter)


   Delaware           1-9256               36-3461320
 (State or other       (Commission       (IRS Employer
 jurisdiction of       File Number)   Identification No.)
 incorporation)


    1717 Deerfield Road, Deerfield, Illinois    60015
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code (708) 405-6000

Item 5.  Other Events

          On May 4, 1994, the Registrant announced that its Board of Directors had declared a 2-for-1 stock split of its common stock, par value $1.00 per share, to be effected in the form of a stock dividend. Certificates representing the stock dividend will be distributed on July 5, 1994 to shareholders of record on June 16, 1994. Attached hereto is a press release by the Registrant providing additional details.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


          (c)  Exhibits (numbered in accordance with Item 601 of
Regulation S-K)

               (99) Press release dated May 4, 1994
                              SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Deerfield, Illinois           PREMARK INTERNATIONAL, INC.
May 4, 1994


                              By:  John M. Costigan
                                   Senior Vice President,
                                   General Counsel and
                                   Secretary
                            EXHIBIT INDEX




Exhibit No.             Description                  Page


     (99)           Press release dated May 4,          5
                    1994




Exhibit 99


PREMARK BOARD DECLARES STOCK SPLIT
RAISES QUARTERLY DIVIDEND


     DEERFIELD, Illinois, May 4, 1994 -- Premark International,
Inc. announced today that its Board of Directors declared a two for one stock split, to be effected in the form of a 100 percent stock dividend.

     In a separate action, the Board raised the company's quarterly cash dividend 43 percent to 40 cents per share from 28 cents on a pre-split basis. On a post-split basis, the new quarterly dividend of 20 cents per share represents an annualized rate of 80 cents per share.

     The stock split will be effected and the cash dividend paid on July 5, 1994, to shareholders of record as of June 16, 1994.

     Premark recently reported a 58 percent increase in the first-quarter net income to $37.8 million, or $1.13 per share. "Despite softness in certain key markets, the good momentum in most of our businesses makes our outlook for the second quarter one of continued solid improvement," said Warren L. Batts, Chairman and Chief Executive Officer.

     Premark International, Inc., a $3.1 billion multinational company, markets premium products in more than 100 countries under leading brand names such as Tupperware, Hobart, Wilsonart, West Bend, Florida Tile, Hartco and Precor. Premark stock is listed on the New York, Pacific and London Stock Exchanges.